SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT



                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported) March 21, 1996



                   ONE VALLEY BANCORP OF WEST VIRGINIA, INC.
            (Exact name of registrant as specified in its charter)


         West Virginia             0-10042            55-0609408
 (State or other jurisdiction    (Commission       (I.R.S. Employer
       of incorporation)         File Number)     Identification No.)


              One Valley Square, Charleston, West Virginia  25326
                   (Address of principal executive offices)
                                  (Zip Code)


                                (304) 348-7000
             (Registrant's telephone number, including area code)


                                Not applicable
(Former name, address, and fiscal year, if changed since last report)


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                  One Valley Bancorp of West Virginia, Inc.

Item 5.   Other Events

On March 21, 1996, One Valley Bancorp of West Virginia, Inc. and CSB Financial Corporation, headquartered in Lynchburg, Virginia, jointly announced that it is now anticipated that the closing of the transaction for One Valley to acquire CSB Financial will occur in the middle of the second quarter of 1996. The closing had originally been planned for early in the third quarter of this year.

The announcement of the new closing date was made by J. Holmes Morrison, President and Chief Executive Officer of One Valley, and Bob M. Johnson, President and Chief Executive Officer of CSB Financial Corporation.

The transaction is subject to, among other things, approval by regulatory authorities and the stockholders of CSB Financial.

CSB Financial is the first acquisition of an out-of-state financial institution for One Valley, the largest bank holding company based in West Virginia with $3.8 billion in total assets which currently operates eleven affiliate banks with 79 locations in West Virginia.

Pursuant to the agreement, One Valley will exchange .6774 shares of One Valley common stock for each share of CSB Financial common stock outstanding. This transaction will be accounted for as a purchase.

CSB Financial had $329 million in total assets at December 31, 1995 and operates 10 full service branches in Central Virginia. The 5th largest depository institution in the Lynchburg, Virginia market, CSB also has locations in Amherst and Bedford counties as well as Danville, Virginia, adjacent to the North Carolina border.

One Valley reported record annual earnings for the year ended December 31, 1995 of $49.1 million, a 6.3% increase over the $46.2 million earned in 1994. On a per share basis, net income rose to $2.86, a 5.9% increase over the $2.70 reported for 1994. One Valley recently declared a cash dividend of $0.27 per share payable April 15, 1996 to shareholders of record on March 29, 1996.

                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            One Valley Bancorp of West Virginia, Inc.

DATE   March 22, 1996

                            BY  /S/ Laurance G. Jones
                                    Laurance G. Jones
                                    Executive Vice President &
                                     Chief Financial Officer